Exhibit 99.1

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Rd.

Hunt Valley, MD  21030

March 26, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

                Sinclair Broadcast Group, Inc. (the “Company”) has received a representation letter from Arthur Andersen LLP (“Andersen”), the Company’s independent public accountants, in connection with the issuance of Andersen’s audit report included within this filing on Form 10-K.  In its letter, Andersen has represented to us that its audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, were subject to Andersen’s quality control system for the U.S. accounting and auditing practice.  Andersen provided this representation in order to give us reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation.  Availability of personnel at foreign affiliates of Andersen was not relevant to the audit.

                                                                                                Very truly yours,

                                                                                                David B. Amy

                                                                                                Executive Vice President

                                                                                                Chief Financial Officer